Exhibit 10.1

November 2, 2011

Ms. Catherine Burzik

c/o Kinetic Concepts, Inc.

8023 Vantage Drive

San Antonio, Texas 78230

Re: Confirmation of Transition Arrangements

Dear Cathy:

This letter agreement confirms our latest discussions of your employment arrangements as Chief Executive Officer of Kinetic Concepts, Inc. (“KCI”) effective at the closing, scheduled for November 4, 2011, pursuant to the Agreement and Plan of Merger dated July 12, 2011 (the “Merger Agreement”) whereby Chiron Merger Sub, Inc. will merge with and into KCI (“Closing”). I am authorized to act for Chiron Guernsey Holdings L.P., Inc. (by virtue of being the President of its general partner, Chiron Holdings GP, Inc.), Chiron Guernsey L.P., Inc. (by virtue of being a director of its general partner, Chiron Guernsey GP Co. Limited), Chiron Topco, Inc., Chiron Holdings, Inc. and Chiron Merger Sub, Inc. prior to Closing and, following the Closing, Chiron Guernsey Holdings L.P. Inc. (by virtue of being the President of its general partner, Chiron Holdings GP, Inc.) (sometimes collectively referred to below as “we” or the “Board”). Following Closing, there will be a transition period continuing until June 30, 2012 during which you will be the Chief Executive Officer of KCI and LifeCell Corporation as provided below (“Transition Period”). During the Transition Period, we will actively recruit your successor so as to provide for an orderly transition of your duties and responsibilities.

During the Transition Period:

•	You will serve as a member of the Board of Chiron Holdings GP, Inc.

•

You will serve as the Chief Executive Officer of KCI and LifeCell Corporation (those positions are collectively referred to below as “CEO” and those companies sometimes are collectively referred to as the “Company”).

•	As CEO, you will report to the Board of Directors of Chiron Holdings GP, Inc. or other applicable senior-most governing board of KCI, LifeCell Corporation and their parent companies.

•	As CEO, you will remain the senior-most officer of the Company and its subsidiaries, with all employees of the Company and their respective subsidiaries reporting directly or indirectly to you.

•	As CEO, you will have the full authority and responsibility for the management, operation and overall conduct of the business of the Company, including, without

Ms. Catherine Burzik

limitation, the full authority to hire and fire employees; provided that (i) your hiring or firing of employees who are participants in the Chiron Guernsey Holdings L.P. Inc. Equity Incentive Plan or who have targeted annual compensation in excess of $500,000 per year, will be subject to approval of the Board and (ii) the Board shall reserve the right to hire or fire employees at the Executive Committee level in its discretion. Subject to the foregoing, you will continue to enjoy the same breadth and scope of duties, authorities and responsibilities of your position after Closing as you held as Chief Executive Officer of KCI prior to Closing.

“Executive Committee” shall mean the positions of Chief Executive Officer of the Company, President of Lifecell Corporation, Chief Financial Officer the Company, President of the Active Healing Solutions division of KCI, General Counsel of the Company, Head of Human Resources of the Company and the President of Therapeutic Support Systems.

During the Transition Period, you will be compensated at a gross monthly rate of $350,000, payable in cash in accordance with KCI’s regular payroll practices for its officers (the “Transition Period Compensation”). In the event that the Company terminates your employment at any time prior to February 5, 2012, the Company will continue to pay such Transition Period Compensation to you as if your employment had continued until such date. During the Transition Period, you will be entitled to continue to participate in all employee retirement and welfare benefit and perquisite plans and programs on the same basis as other senior officers of the Company. Any such amount payable to you under this paragraph will be payable to the representative of your estate in the event of your death following such a termination in which you become entitled to such payments. You will not participate in the Company’s long-term equity incentive program or any other equity incentive programs.

In connection with the above acquisition of KCI, we confirm that, as of Closing, you are unconditionally entitled to “Change in Control Good Reason” separation payments and benefits under your October 16, 2006 employment agreement (as amended December 22, 2008) (“Employment Agreement”) as of the date your employment with the Company terminates in accordance with Internal Revenue Code Section 409A (the “Termination Date”), which payments and benefits are listed below and which you acknowledge will be in full satisfaction of all obligations and amounts owing to you by the Company and its affiliates, whether under the Employment Agreement or otherwise:

(i) a lump sum severance payment in an aggregate amount (initially representing 3 times the sum of your current base salary and target annual bonus) held in the Trust (defined below), net of income and losses, as provided below, payable to you on the date that is one day after the date that is six months after the date of the Termination Date, or if earlier, upon the date of your death following the Termination Date (the “Payment Date”);

(ii) a pro-rated payment of your incentive bonus based upon the length of your employment in 2011 through and including the Closing and based upon actual performance (for which purpose you will be deemed to have achieved all individual performance objectives) and

Ms. Catherine Burzik

which will be paid to you when bonuses for the fiscal year ending December 31, 2011 are paid to other senior executives of KCI;

(iii) if you timely elect COBRA premiums (i.e., the COBRA premiums you would have to pay to continue the medical, dental, and/or vision coverage you had immediately prior to the Termination Date), the Company will pay your COBRA premiums for up to a total maximum of 18 months, except that your COBRA premium reimbursement will cease if you become eligible for comparable coverage from a future employer during the 18 month period following my Termination Date; and

(iv) (a) your accrued and unpaid base salary and accrued and unused vacation time through the Termination Date, payable by the next payroll date ending after the Termination Date, (b) your unreimbursed business expenses incurred through the Termination Date and payable in accordance with such policies and procedures as are applicable to senior executives of KCI and (c) all accrued, vested and unpaid benefits under all employee benefit plans in which you are a participant immediately prior to the Termination Date, payable in accordance with the terms of such plans.

You understand and we agree that, except with respect to the COBRA premiums as described above, you will not be obligated to mitigate your severance and no amounts payable to you hereunder will be reduced as a result of your subsequent employment or self-employment.

As a result, as soon as is practicable (but not later than 15 days) after Closing, the Company will establish a “rabbi” trust on terms that are consistent with this letter agreement, reasonably acceptable to you and satisfying the requirements of Internal Revenue Procedure 92-64 and immediately thereupon deposit with the trustee a trust principal in cash in the amount of $5,638,500 (the “Trust”). The trustee of the Trust (the “Trustee”) will be the Northern Trust Bank and Trust (Illinois) or such other similar institutional trustee as may be reasonably selected by you. The Company will pay all fees and expenses required to establish the Trust and all trust administration fees and expenses for the Trust and, to the extent not paid timely, will promptly pay you all such amounts deducted by the Trustee towards such fees and expenses. The principal of the Trust, will be invested as you direct. The total amount then held in the Trust will be unconditionally payable to you without any direction from the Company or you, in a single sum, on the Payment Date (subject to prior notice from the Company or you to the Trustee of the Termination Date), and the Trust agreement will so provide. The Trust agreement will provide that the Trustee will be responsible for any withholding taxes due with respect to such payment.

Your long-term incentive awards outstanding immediately prior to Closing will have fully vested, stock awards paid and stock options exercised (or cancelled and paid) at Closing and therefore no further amount will be due you under those awards when your employment terminates. Consequently, for the avoidance of doubt, you agree that you will have no further rights with respect to any outstanding or previously outstanding equity awards or equity securities of the Company or its affiliates other than the payment to you of the unpaid portion, if any, of cash consideration with respect thereto pursuant to the terms of the Merger Agreement.

Ms. Catherine Burzik

The Company will pay your professional expenses up to a maximum amount of $75,000 (and any taxes, grossed up, respecting such payment) incurred to advise you, negotiate and prepare all agreements in connection with these transition arrangements. In the event of any dispute regarding this letter agreement or related matters, the Company will promptly advance to you, upon your request, all attorneys fees and other litigation costs incurred in connection with such dispute, subject to your written undertaking to refund all such amounts in the event that a final determination is entered in such dispute finding that each of your material positions in such dispute was frivolous.

You are also entitled to a Section 280G “golden parachute” tax reimbursement gross-up payment (or payments) as set forth in your Employment Agreement under the caption “Benefits Upon a Change in Control” (the provisions of which are hereby incorporated by reference) and which shall continue to be payable to you as set forth therein (the “Gross-Up Payment”). The Gross-Up Payment will also apply to any payments under this letter agreement that are determined to be “parachute payments” under Section 280G. For the avoidance of doubt, you will be entitled to the Gross-Up Payment even if you die or terminate employment due to disability during the post-Closing transition period.

You will continue to be bound by all of the terms of the restrictive covenants in each of the Nondisclosure and Non-Competition Agreements agreed to between you and KCI, which were attached to and incorporated by reference into the four nonqualified stock option agreements, dated effective as of February 23, 2011, February 23, 210, February 23, 2009 and February 20, 2009 and the two restricted stock unit award agreements, dated as of February 23, 3011 and February 23, 2010, including, without limitation, the non-competition, non-solicitation and confidentiality provisions of Sections 1-3 of each document thereto.

During the Transition Period (and thereafter as applies), you will continue to be indemnified and held harmless, and insured under a contract of directors and officers liability insurance, to the same extent as applied prior to Closing.

This letter agreement will be effective immediately upon Closing and will be void if the pending acquisition is terminated prior to Closing. Any claim or controversy arising out of or relating to this letter agreement shall be submitted to final and binding arbitration in Bexar County, Texas according to the procedures set out in KCI’s Arbitration Policy, and this letter agreement shall be governed by the laws of the State of Texas, without regard to conflicts of laws rules.

If you concur in the above arrangements, please signify your agreement below and return one signed copy of this letter agreement to me by November 4, 2011.

We are honored to have you continue to lead KCI during the Transition Period and congratulate you and your team for its successes in bringing the acquisition to a successful Closing. This letter agreement constitutes the entire agreement between you and us regarding the subject matter hereof and may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.

Ms. Catherine Burzik

/s/ Buddy Gumina
Mr. Buddy Gumina, on behalf of Chiron Guernsey Holdings L.P., Inc. (as President of its general partner, Chiron Holdings GP Inc.), Chiron Guernsey Holdings L.P. Inc. (as director of its general partner, Chiron Guernsey GP Co. Limited), Chiron Topco, Inc. (as President), Chiron Holdings, Inc. (as President) and Chiron Merger Sub, Inc. (as President) and, following the Closing, Guernsey Holdings L.P., Inc. (as President of its general partner, Chiron Holdings GP. Inc.)

Accepted and agreed:

/s/ Catherine Burzik
Catherine Burzik